Exhibit 10.1
Marten Transport, Ltd.
Named Executive Officers’ Compensation

On May 3, 2011, our Compensation Committee approved increases of approximately 3% to 6% to the base salary for the company’s named executive officers listed below, retroactive to April 25, 2011.  Effective April 25, 2011, the named executive officers are scheduled to receive the following annual base salaries in the listed positions:

Name and Position as of May 3, 2011	Base Salary

Randolph L. Marten	$536,757
(Chairman and Chief Executive Officer)

Timothy M. Kohl	$385,840
(President)

Robert G. Smith	$270,639
(Chief Operating Officer)

Timothy P. Nash	$273,266
(Executive Vice President of Sales and Marketing)

James J. Hinnendael	$220,920
(Chief Financial Officer)

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